Exhibit 99.1

For Immediate Release

ETC Announces Fiscal 2013 First Quarter Results
Fiscal 2013 First Quarter Results:

•	Net sales of $16.1 million
•	Operating margins increased to 18.1%
•	Income before income taxes increased 3.3% to $2.7 million
•	Net income attributable to ETC increased 5.3% to $1.7 million
•	Diluted earnings per share increased to $0.06
•	Backlog of $72.2 million at May 25, 2012
•	EBITDA increased 8.1% to $3.4 million

SOUTHAMPTON, PA, USA, August 22, 2012 – Environmental Tectonics Corporation (OTC: ETCC) (“ETC” or the “Company”) today reported net sales for the fiscal 2013 first quarter (“the 2013 first quarter”) of $16.1 million, a slight decrease of $0.2 million, or 1.3% compared to net sales of $16.3 million in the fiscal 2012 first quarter (“the 2012 first quarter”).  The decrease reflects decreased sales to the U.S. Government and International customers, offset in part, by increased sales to Domestic customers.

As a result of an increase in gross profit margin as a percentage of net sales, lower operating expenses, and lower other expenses, income before income taxes for the 2013 first quarter increased to $2.7 million, a 3.3% increase over the 2012 first quarter.  Net income attributable to ETC for both the 2013 first quarter and the 2012 first quarter was affected by income tax provisions of $1.0 million; as a result, net income attributable to ETC for the 2013 first quarter was $1.7 million, or $0.06 per diluted share, compared to $1.6 million, or $0.05 per diluted share, in the 2012 first quarter, an increase in net income attributable to ETC of $0.1 million, or 5.3%.

William F. Mitchell, ETC’s President and Chief Executive Officer, stated, “We are very pleased that for the fiscal quarter ended May 25, 2012, ETC continued to have robust sales and increased profitability.”

Business Overview:

ETC designs, manufactures, and sells software driven products and services used to recreate and monitor the physiological effects of motion on humans and equipment and to control, modify, simulate, and measure environmental conditions.  We operate in two primary business segments, Aerospace Solutions (“Aerospace”) and Commercial/Industrial Systems (“CIS”).  Aerospace encompasses the design, manufacture, and sale of (1) software driven products and services used to create and monitor the physiological effects of flight, including high performance jet tactical flight simulation, upset recovery and spatial disorientation, and both suborbital and orbital commercial human spaceflight; collectively, Aircrew Training Systems (“ATS”); (2) altitude (hypobaric) chambers; and (3) the Advanced Disaster Management Simulator (“ADMS”), as well as integrated logistics support for customers who purchase these products.  These products and services provide customers with an offering of comprehensive solutions for improved readiness and reduced operational costs.  Sales of our Aerospace products are made principally to U.S. and foreign government agencies.  CIS operations encompass the design, manufacture, and sale of core technologies including: (1) steam and gas (ethylene oxide) sterilizers; (2) environmental testing and simulation devices; (3) hyperbaric (100% oxygen) chambers for one person (monoplace chambers) and multiple persons (multiplace chambers); and (4) parts and service support.  Sales of our CIS products are made principally to the healthcare, pharmaceutical, and automotive industries.

ETC Announces Fiscal 2013 First Quarter Results

We presently have two foreign operating subsidiaries.  ETC-PZL Aerospace Industries SP. Z 0.0, (“ETC-PZL”), our 95%-owned subsidiary in Warsaw, Poland, manufactures simulators and provides software to support our domestic products.  Environmental Tectonics Corporation (Europe) Limited (“ETC-Europe”), our 99%-owned subsidiary, functions as a sales office in the United Kingdom.

ETC’s unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition.  ETC is headquartered in Southampton, PA.  For more information about ETC, visit http://www.etcusa.com/.

Fiscal 2013 First Quarter Results of Operations:

Domestic sales in the 2013 first quarter were $5.5 million, an increase of $1.2 million, or 28.2%, over 2012 first quarter sales of $4.3 million.  The increase in Domestic sales is due primarily to an increase in Sterilizer sales within the CIS segment.  Domestic sales represented 34.1% of the Company’s total net sales in the 2013 first quarter compared to 26.3% of the Company’s total net sales in the 2012 first quarter.

U.S. Government sales in the 2013 first quarter were $6.4 million, a decrease of $1.2 million, or 16.3%, compared to 2012 first quarter sales of $7.6 million, and represented 39.8% of total net sales in the 2013 first quarter compared to 46.9% for the 2012 first quarter.  This decrease is the result of lower ATS sales, offset in part, by an increase in sales related to a suite of research altitude chambers.  Given the existing progress made on U.S. Government sales contracts in the Company’s backlog, the Company anticipates the concentration of sales to the U.S. Government will continue to lessen in fiscal 2013.

International sales for the 2013 first quarter, including those of the Company’s foreign operating subsidiaries, were $4.2 million compared to $4.4 million in the 2012 first quarter, a decrease of $0.2 million, or 3.8%, and represented 26.1% of total net sales in the 2013 first quarter compared to 26.8% in the 2012 first quarter.  The decrease in International sales reflects a decrease in Hyperbaric and Chambers sales, offset in part, by an increase in ATS sales.

Segment sales

Aerospace sales were $10.5 million for the 2013 first quarter, a decrease of $1.6 million, or 13.4%, compared to sales of $12.1 million in the 2012 first quarter.  Sales of these products accounted for 65.2% of our net sales for the 2013 first quarter compared to 74.3% in the 2012 first quarter.  CIS sales increased $1.4 million, or 33.7%, to $5.6 million for the 2013 first quarter compared to $4.2 million in the 2012 first quarter, and constituted 34.8% of our net sales for the 2013 first quarter compared to 25.7% in the 2012 first quarter.

Gross profit

Gross profit for the 2013 first quarter was $6.4 million as compared to $6.5 million in the 2012 first quarter, a decrease of $0.1 million, or 0.8%.  The slight reduction in gross profit was a result of slightly lower net sales; however, gross profit margin as a percentage of net sales increased to 40.1% in the 2013 first quarter from 39.9% in the 2012 first quarter.

Operating expenses

Selling and marketing expenses for the 2013 first quarter of $1.3 million remained unchanged compared to the 2012 first quarter.  As a percentage of net sales, selling and marketing expenses increased slightly to 8.3% in the 2013 first quarter from 7.9% in the 2012 first quarter.  Although the dollar amount of selling and marketing expenses did not change, there was an increase in salaries and proposal related expenses, offset by a decrease in travel related expenses.

General and administrative expenses for the 2013 first quarter were $1.9 million, a decrease of $0.2 million, or 9.8%, compared to the 2012 first quarter.  As a percentage of net sales, general and administrative expenses decreased to 11.7% in the 2013 first quarter from 12.8% in the 2012 first quarter.  The dollar decrease was primarily a result of a one-time charge to vacation expense in the 2012 first quarter, offset in part, by an increase in expenses related to ETC-Europe.

ETC Announces Fiscal 2013 First Quarter Results

Research and development expenses include spending for potential new products and technologies, and internationally, work performed under government grant programs.  This spending, net of grant payments from the Polish and Turkish governments, totaled $0.3 million for the 2013 first quarter compared to $0.2 million for the 2012 first quarter, an increase of $0.1 million, or 26.5%.  The increase was a result of less research and development employees being assigned to specific contracts; thus, expenses related to these employees were included in research and development expenses in the 2013 first quarter.  Most of the Company’s research efforts, which were and continue to be a significant cost of its business, are included in cost of sales for applied research for specific contracts, as well as research for feasibility and technology updates.  As a percentage of sales, research and development expenses were 1.9% in the 2013 first quarter compared to 1.5% in the 2012 first quarter.

Operating income

Operating income for the 2013 first quarter of $2.9 million remained unchanged compared to the 2012 first quarter.  Operating income as a percentage of net sales increased to 18.1% from 17.7% in the 2012 first quarter.  On a segment basis, Aerospace had operating income of $2.3 million for the 2013 first quarter, a $0.2 million decrease from operating income of $2.5 million in the 2012 first quarter.  CIS had operating income of $1.2 million in the 2013 first quarter, which remained unchanged compared to the 2012 first quarter.  These segment operating results were offset, in part, by unallocated corporate expenses of $0.6 million and $0.8 million in the 2013 first quarter and the 2012 first quarter, respectively.

Interest expense, other income and expense, and taxes

Interest expense, net, for the 2013 first quarter was $214 thousand as compared to $150 thousand in the 2012 first quarter, representing a higher level of bank borrowing as a result of cash used in operations, primarily for costs and estimated earnings in excess of billings on uncompleted long-term contracts, offset in part, by reduced debt at ETC-PZL.

Other income, net for the 2013 first quarter was $3 thousand compared to other expense, net of $108 thousand in the 2012 first quarter, a decrease of $111 thousand.  Other (income) expense, net consists primarily of bank and letter of credit fees, as well as foreign currency exchange gains and losses.

As of May 25, 2012, the Company reviewed the components of its deferred tax assets and determined, based upon all available information, that its current and expected future operating income will more likely than not result in the realization of its deferred tax assets relating to its federal net operating loss carryforwards.  The Company has a net deferred tax asset related primarily to its federal net operating loss carryforwards of $7.4 million.  Income tax provisions of $1.0 million were recorded in both the 2013 first quarter and the 2012 first quarter.

As of May 25, 2012, the Company had approximately $20.5 million of federal net loss carryforwards available to offset future income tax liabilities, which begin to expire in 2025.  In addition, the Company has the ability to offset deferred tax assets against deferred tax liabilities created for such items as depreciation and amortization.

Net income attributable to ETC

Net income attributable to ETC was $1.7 million, or $0.06 diluted earnings per share, in the 2013 first quarter, compared to $1.6 million or $0.05 diluted earnings per share, during the 2012 first quarter, representing an increase of $0.1 million, or 5.3%.  This increase reflects an increase in income before income taxes of $65 thousand, a result of higher operating income, primarily from an increase in gross profit margin as a percentage of sales, albeit on lower net sales, a $90 thousand reduction in operating expenses, and a $111 thousand reduction in other expenses, offset in part, by a $64 thousand increase in interest expense as a result of increased borrowings.

ETC Announces Fiscal 2013 First Quarter Results

Liquidity and capital resources

As a result of a continued elevated level of production to satisfy the requirements of long-term contracts in the Company’s backlog of $74.5 million that existed at February 24, 2012, the Company borrowed under its line of credit to fund operating activities during the 2013 first quarter.  The Company’s availability at May 25, 2012 was $1.1 million under its line of credit with PNC Bank, which has increased to $5.6 million at August 14, 2012.  The Company expects the availability to continue increasing as several of our long-term contracts with back loaded cash receipts begin to wind down.  Working capital, or current assets less current liabilities, was $31.5 million at May 25, 2012 compared with $27.8 million at February 24, 2012.  The increase in working capital was primarily the result of the Company borrowing against its long-term line of credit to finance increasing costs in excess of billings on uncompleted long-term contracts, which will reduce upon the achievement of certain milestones.  The Company’s current ratio, current assets divided by current liabilities, improved to 2.7:1 at May 25, 2012 from 2.4:1 at February 24, 2012.

______________

Forward-looking Statements:

This press release contains forward-looking statements, which are based on management’s current expectations and are subject to uncertainties and changes in circumstances.  Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in the Company’s most-recent Annual Report on Form 10-K filed with the United States Securities and Exchange Commission.  We caution you not to place undue reliance on these forward-looking statements.

Contact:	Bob Laurent, CFO
Phone:	215-355-9100 (Ext. 1550)
E-mail:	rlaurent@etcusa.com

###
- Financial Tables Follow -

ETC Announces Fiscal 2013 First Quarter Results

Table A

ENVIRONMENTAL TECTONICS CORPORATION
SUMMARY TABLE OF RESULTS
(amounts in thousands, except per share information)

	Thirteen weeks ended		Variance
	25-May-12	27-May-11	$	%
Net sales	$16,070	$16,274	$(204)	-1.3
Cost of goods sold	9,622	9,776	(154)	-1.6
Gross profit	$6,448	$6,498	$(50)	-0.8
Gross profit margin %	40.1%	39.9%	0.2%	0.5%
Selling and marketing expenses	1,340	1,291	49	3.8
General and administrative expenses	1,883	2,087	(204)	-9.8
Research and development expenses	310	245	65	26.5
Operating expenses	3,533	3,623	(90)	-2.5
Operating income	$2,915	$2,875	$40	1.4
Operating margin %	18.1%	17.7%	0.4%	2.3%
Interest expense, net	214	150	64	42.7
Other (income) expense, net	(3)	108	(111)	-102.8
Income before income taxes	$2,704	$2,617	$87	3.3
Pre-tax income margin %	16.8%	16.1%	0.7%	4.3%
Provision for income taxes	1,014	992	22	2.2
Net income	$1,690	$1,625	$65	4.0
Expense (income) attributable to non-controlling interest	5	(16)	21	131.3
Net income attributable to ETC	$1,695	$1,609	$86	5.3
Preferred Stock dividend	(552)	(552)	-	0.0
Income applicable to common and participating shareholders	$1,143	$1,057	$86	8.1

Basic earnings per common and participating share:
Distributed earnings per share:
Common	$-	$-	$-
Preferred	$0.05	$0.05	$-	0.0
Undistributed earnings per share:
Common	$0.06	$0.05	$0.01	20.0
Preferred	$0.06	$0.05	$0.01	20.0

Diluted earnings per share	$0.06	$0.05	$0.01	20.0

Total basic weighted average common and participating shares	20,231	20,200

Total diluted weighted average shares	20,381	20,520

ETC Announces Fiscal 2013 First Quarter Results

Table B

ENVIRONMENTAL TECTONICS CORPORATION
SEGMENT DATA
(amounts in thousands)

	Thirteen weeks ended		Variance
	25-May-12	27-May-11	$	%
Net sales:
Aerospace Solutions
Domestic	$166	$728	$(562)	-77.2
U.S. Government	6,388	7,632	(1,244)	-16.3
International	3,923	3,732	191	5.1
Subtotal	$10,477	$12,092	$(1,615)	-13.4

Commercial/Industrial Systems
Domestic	$5,315	$3,546	$1,769	49.9
U.S. Government	-	-	-
International	278	636	(358)	-56.3
Subtotal	$5,593	$4,182	$1,411	33.7

Total net sales	$16,070	$16,274	$(204)	-1.3

Operating income:
Aerospace Solutions	$2,324	$2,473	$(149)	-6.0
Commercial/Industrial Systems	1,215	1,238	(23)	-1.9
Corporate	(624)	(836)	212	25.4
Total	$2,915	$2,875	$40	1.4

Operating margin:
Aerospace Solutions	22.2%	20.5%
Commercial/Industrial Systems	21.7%	29.6%
Corporate	-3.9%	-5.1%
Total	18.1%	17.7%

Depreciation and amortization:
Aerospace Solutions	$298	$263	$35	13.3
Commercial/Industrial Systems	142	89	53	59.6
Corporate	13	-	13
Total	$453	$352	$101	28.7

ETC Announces Fiscal 2013 First Quarter Results

Table C

ENVIRONMENTAL TECTONICS CORPORATION
OTHER SELECTED FINANCIAL HIGHLIGHTS
(amounts in thousands)

	Thirteen weeks ended
	25-May-12	27-May-11
EBITDA	$3,371	$3,119

	As of
	25-May-12	24-Feb-12
Working capital	$31,512	$27,786

Total shareholders’ equity	$32,155	$30,825